Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion as an annex to the prospectus which forms a part of the Registration Statement on Form S-1 of Gouverneur Bancorp, Inc. of our report dated February 18, 2022 relating to our audit of the consolidated financial statements of Citizens Bank of Cape Vincent as of and for the years ended December 31, 2021 and 2020.

/s/ Bowers & Company

Bowers & Company CPAs PLLC

Watertown, New York

June 9, 2023